Exhibit 10.10

EIGHTH AMENDMENT

OF

ENTEGRIS, INC.

401(k) SAVINGS AND PROFIT SHARING PLAN

(2005 Restatement)

Entegris, Inc., a Delaware corporation, has heretofore established and maintains a profit sharing plan (the “Plan”) which, in most recent amended and restated form, is embodied in a document effective August 5, 2005, and entitled “ENTEGRIS, INC. 401(k) SAVINGS AND PROFIT SHARING PLAN (2005 Restatement),” as amended (collectively, the “Plan Statement”). The Plan Statement is hereby further amended in the following respects:

1. ELIGIBILITY RULE FOR POCO EMPLOYEES. Effective August 11, 2008, Section 2.1 of the Plan Statement shall be amended by adding a new Section 2.1.1 to read in full as follows:

2.1.1. Special Rule for Poco Graphite, Inc. Employees. Notwithstanding the provisions of Section 2.1, employees of Poco Graphite, Inc. who were employed by Poco Graphite, Inc. as of August 11, 2008 shall become Participants as soon as administratively possible following August 11, 2008.

2. PARTIAL DISTRIBUTIONS VESTING FORMULA CHANGE. Effective for all distributions on or after January 1, 2008, Section 5.1.4 of the Plan Statement shall be amended to read in full as follows:

5.1.4. Special Rule for Partial Distributions. For any employee who had completed one Hour of Service (for Vesting Service) prior to January 1, 2008, the following rule shall apply:

If a distribution is made of less than the entire Employer Profit Sharing Account or Pension Account of a Participant who is not then fully (100%) vested, then until the Participant’s Employer Profit Sharing Account or Pension Account becomes fully (100%) vested or until the Participant incurs a Period of Severance of five (5) years, whichever first occurs, the Participant’s Vested interest shall be determined by the more favorable to the Participant of the two following formulas:

(a)	The Participant’s Vested interest in such Employer Profit Sharing Account or Pension Account at any relevant time shall not be less than an amount (“X”) determined by the formula X = P(B + D) - D. For the purpose of applying the formula, “P” is the Vested percentage at the relevant time (determined pursuant to Section 5); “B” is the account balance at the relevant time; and “D” is the amount of the distribution; or,

(b)	(i) a separate account shall be established for the portion of the Employer Profit Sharing Account or Pension Account not so distributed and (ii) the Participant’s Vested interest in such account at any relevant time shall not be less than an amount (“X”) determined by the formula: X = P(B + (R x D)) - (R x D). For the purpose of applying the formula, “P” is the Vested percentage at the relevant time (determined pursuant to Section 5); “B” is the separate account balance at the relevant time; “D” is the amount of the distribution; and “R” is the ratio of the separate account balance at the relevant time to the Employer Profit Sharing Account or Pension Account balance immediately after distribution.

For any employee who first completes an Hour of Service (for Vesting Service) on or after January 1, 2008, the following rule shall apply:

If a distribution is made of less than the entire Employer Profit Sharing Account or Pension Account of a Participant who is not then fully (100%) vested, then until the Participant’s Employer Profit Sharing Account or Pension Account becomes fully (100%) vested or until the Participant incurs five (5) or more consecutive One-Year Breaks in Service, whichever first occurs, (i) a separate account shall be established for the portion of the Employer Profit Sharing Account or Pension Account not so distributed and (ii) the Participant’s Vested interest in such account at any relevant time shall not be less than an amount (“X”) determined by the formula: X = P(B + (R x D)) - (R x D). For the purpose of applying the formula, “P” is the Vested percentage at the relevant time (determined pursuant to Section 5); “B” is the separate account balance at the relevant time; “D” is the amount of the distribution; and “R” is the ratio of the separate account balance at the relevant time to the Employer Profit Sharing Account or Pension Account balance immediately after distribution.

3. ROLLOVER AND TRANSFER OF LOANS. Effective for Plan Years beginning on or after January 1, 2008, Section 7.6.6 shall be amended by adding a new subparagraph (l) to read in full as follows:

(l)

Rollovers and Transfers of Loans. Pursuant to Section 9.3, the Committee may agree to the transfer of outstanding participant loans under another tax-qualified plan to this Plan if the transfer is in connection with a corporate acquisition or merger by or with the Principal Sponsor or an Affiliate. The Committee may also authorize that any employee who was formerly employed by a business entity that was acquired by the Principal Sponsor or an Affiliate and who receives an eligible rollover distribution which includes one (1) or more outstanding participant loans shall be permitted to rollover such outstanding participant loans to this Plan. The transfer or direct rollover of an outstanding participant loan shall be permitted only if the participant loan is not in default and the Participant agrees to continue to make loan payments to the Trustee through payroll deductions. The transfer or direct rollover of an outstanding

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participant loan shall not be considered the issuance of a new loan or the renewal or rewriting of the original loan note. The terms of any outstanding participant loan that is transferred or rolled over to this Plan may differ from the loan provisions in this Section 7.6.

4. CREDITING OF PRIOR SERVICE FOR POCO ACQUISITION. Effective as of August 11, 2008, Schedule I of the Plan Statement shall be amended by replacing “As of August 6, 2005” with “As of August 11, 2008.”

5. CREDITING OF PRIOR SERVICE FOR POCO ACQUISITION. Effective as of August 11, 2008, Schedule I of the Plan Statement shall be amended by adding to the end of Schedule I the following:

5.	Poco Graphite, Inc. Notwithstanding any provision in Section 2.2 to the contrary, for purposes of determining whether an employee has satisfied the requirement under Section 3.5 that the employee be credited with One Thousand (1,000) Hours of Service to receive a discretionary contribution, all service with the Poco Graphite, Inc. earned from January 1, 2008 through August 11, 2008 shall be treated as service with Entegris, Inc. (for clarification purposes, compensation earned by employees of Poco Graphite, Inc. during the period from January 1, 2008 through August 11, 2008 will not be included in any discretionary contribution calculation).

6. COMPLIANCE WITH FINAL 415 REGULATIONS. Effective for limitation years beginning on or after January 1, 2008, Appendix A of the Plan Statement shall be amended by substituting therefore the Appendix A attached to this amendment.

7. CLARIFICATION REGARDING PENSION DISTRIBUTIONS. Effective for all distributions payable after January 1, 2008, Section 2.1 of Appendix E shall be amended by replacing all references to “Vested Total Account” with “Vested Pension Account.”

8. CLARIFICATION REGARDING PENSION DISTRIBUTIONS. Effective for all distributions payable after January 1, 2008, Section 2.3 of Appendix E shall be amended by replacing the reference to “Vested Total Account” in the first sentence of Section 2.3(a) with “Vested Pension Account.”

9. CLARIFICATION REGARDING PENSION DISTRIBUTIONS. Effective for all distributions payable after January 1, 2008, Section 3.2 of Appendix E shall be amended by replacing the reference to “Vested Total Account” in the first sentence of Section 3.2(a) with “Vested Pension Account.”

10. SAVINGS CLAUSE. Save and except as hereinabove expressly amended, the Plan Statement shall continue in full force and effect.

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APPENDIX A

LIMITATION ON ANNUAL ADDITIONS

Incorporating amendments of Code §415(c) regulations (T.D. 9313, April 5, 2007).

Effective for limitation years beginning on or after July 1, 2007.

SECTION 1

DEFINITIONS

Terms defined in the Plan Statement shall have the same meanings when used in this Appendix. In addition, when used in this Appendix, the following terms shall have the following meanings:

1.1.	Annual Addition. Annual addition means, with respect to any Participant for a limitation year, the sum of:

(i)	all employer contributions (including employer contributions of the Participant’s earnings reductions under section 401(k), section 403(b) and section 408(k) of the Code) allocable as of a date during such limitation year to the Participant under all defined contribution plans;

(ii)	all forfeitures allocable as of a date during such limitation year to the Participant under all defined contribution plans; and

(iii)	all Participant contributions made as of a date during such limitation year to all defined contribution plans.

Notwithstanding the foregoing, if an employer contribution is made later than thirty (30) days after the due date, including extensions, of the employer’s federal income tax return for the taxable year that includes the last day of the limitation year, the employer contribution shall be considered an annual addition for the limitation year in which the contribution is made. However, if the employer contribution is made to correct a nondiscrimination violation (e.g., section 401(a)(4) or section 410(b) of the Code) that date is extended until the fifteenth (15th) day of the tenth (10th) month following the end of the limitation year. A contribution made to restore an erroneous forfeiture in a prior limitation year or on behalf of a participant who was erroneously omitted from a prior limitation year’s allocation shall be considered an annual addition for the limitation year to which it relates. If, in a particular limitation year, an amount is contributed with respect to a prior limitation year and such contribution is required by reason of such employee’s rights under chapter 43 of title 38, United States Code (USERRA), resulting from qualified military service, as specified in section 414(u)(1) of the Code, then such contribution is not considered an annual addition with respect to the employee for that limitation year in which the contribution is made, but, in accordance with section 414(u)(1)(B) of the Code, is considered an annual addition for the limitation year to which the contribution relates.

1.1.1. Specific Inclusions. With regard to a plan which contains a qualified cash or deferred arrangement or matching contributions or employee contributions, excess contributions and excess aggregate contributions (whether or not distributed during or after the limitation year) shall be considered annual additions in the year contributed. Excess deferrals that are not distributed in accordance with the regulations under section 402(g) of the Code are annual additions.

1.1.2. Specific Exclusions. The annual addition shall not, however, include any portion of a Participant’s rollover contributions or any additions to accounts attributable to a plan merger or a transfer of plan assets or liabilities or any other amounts excludable under law. Excess deferrals that are distributed in accordance with the regulations under section 402(g) of the Code are not annual additions. The annual addition shall not include (i) any payments made to restore losses to a plan resulting from action that creates a reasonable risk of liability for breach of fiduciary duty under Title I of ERISA (or, in the case of Defined Contribution Plans not subject to ERISA, any other applicable federal or state law), any “catch-up” contributions made pursuant to section 414(v) of the Code, (ii) any previously forfeited amounts restored to an account in accordance with the plan terms, and (iii) any repayments of loans.

1.1.3. ESOP Rules. In the case of an employee stock ownership plan within the meaning of section 4975(e)(7) of the Code, annual additions shall not include any dividends or gains on sale of employer securities held by the employee stock ownership plan (regardless of whether such dividends or gains are (i) on securities which are allocated to Participants’ accounts or (ii) on securities which are not allocated to Participants’ accounts which, in the case of dividends used to pay principal on an employee stock ownership plan loan, result in employer securities being allocated to Participants’ accounts or, in the case of a sale, result in sale proceeds being allocated to Participants’ accounts). In the case of an employee stock ownership plan within the meaning of section 4975(e)(7) of the Code under which no more than one-third (1/3rd) of the employer contributions for a limitation year which are deductible under section 404(a)(9) of the Code are allocated to highly compensated employees (as defined in section 414(q) of the Code), annual additions shall not include forfeitures of employer securities under the employee stock ownership plan if such securities were acquired with the proceeds of an exempt loan or, if the Employer is not an S corporation as defined in section 1361(a)(1) of the Code, employer contributions to the employee stock ownership plan which are deductible by the employer under section 404(a)(9)(B) of the Code and charged against the Participant’s account (i.e., interest payments). The ESOP Committee may elect, in its sole discretion, to calculate annual additions using the fair market value of the Qualifying Employer Securities released from the suspense account due to an Exempt Loan repayment and allocated to Participants’ Accounts for the limitation year, if that amount is less than the amount determined in accordance with Section 1.1(i).

1.2. Controlled Group Member. Controlled group member means the Employer and each member of a controlled group of corporations (as defined in section 414(b) of the Code and as modified by section 415(h) of the Code), all commonly controlled trades or businesses (as defined in section 414(c) of the Code and as modified by section 415(h) of the Code), affiliated service groups (as defined in section 414(m) of the Code) of which the Employer is a part and other organizations required to be aggregated for this purpose under section 414(o) of the Code.

1.3. Defined Contribution Plans. Defined contribution plans shall have the meaning assigned to that term by section 415(k)(1) of the Code. Whenever reference is made to defined contribution plans in this Appendix, it shall include all such plans maintained by the Employer and all controlled group members including terminated plans, plans maintained by predecessor employers and plans that were formerly maintained by the employer or a related employer but shall not include any multiemployer plan (as defined in section 414(f) of the Code).

1.4. Individual Medical Account. Individual medical account means an account, as defined in section 415(1)(2) of the Code maintained by the Employer or a controlled group member which provides an annual addition.

1.5.	Limitation Year. Limitation year means the Plan Year.

1.6.	Maximum Permissible Addition.

1.6.1. General Rule. Maximum permissible addition (a term that is relevant only with respect to defined contribution plans) means, for any one (1) limitation year, the lesser of

(i)	Forty Thousand Dollars ($40,000), as adjusted automatically for increases in the cost of living by the Secretary of the Treasury pursuant to section 415(d) of the Code, or

(ii)	one hundred percent (100%) of the Participant’s §415 compensation for such limitation year.

However, the dollar limit in (i) shall be prorated if all defined contribution plans are terminated before the end of the limitation year.

1.6.2. Medical Benefits. The dollar limitation in Section 1.6.1(i), but not the amount determined in Section 1.6.1(ii), shall be reduced by the amount of employer contributions which are allocated to a separate account established for the purpose of providing medical benefits or life insurance benefits with respect to a key employee (as defined in section 416 of the Code) under a welfare benefit fund or an individual medical account.

1.7. Section 415 Compensation. Section 415 compensation (sometimes, “§415 compensation”) shall mean, with respect to any limitation year, the amount determined as follows.

(a)	General Definition. Subject to the following rules, §415 compensation means the total wages, salaries, fees for professional services and other amounts received for personal services actually rendered in the course of employment with the Employer and all controlled group members to the extent that such amounts are includible in gross income. This shall include any amount which would have been received and includible in gross income but for an election under section 125(a), section 132(f)(4), section 402(e)(3), section 402(h)(1)(B), section 402(k) or section 457 of the Code. These amounts include, but are not limited to, commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits and reimbursement or other expense allowances under a nonaccountable plan as described in §1.62-2(c).

(b)	Foreign Source Income. Amounts paid as compensation for services do not fail to be treated as §415 compensation merely because those amounts are not includible in gross income on account of the location of the services or merely because those amounts are paid by an employer with respect to which all compensation paid by such employer is excluded from gross income. Thus, for example, the determination of whether an amount is §415 compensation shall be made without regard to the exclusions from gross income under sections 872, 893, 894, 911, 931 and 933 of the Code.

(c)	Cash Basis. Section 415 compensation shall be included in the limitation year in which paid or made available (or would have been paid but for an election under section 125, 132(f)(4), 401(k), 403(b), 408(k), 408(p)(2)(A)(i) or 457(b) of the Code). Amounts received pursuant to a nonqualified unfunded deferred compensation plan are §415 compensation in the year actually received to the extent includible in gross income.

(d)	Comp Cap. Section 415 compensation for a limitation year shall not exceed the applicable dollar limit under section 401(a)(17) of the Code for that limitation year (e.g., $230,000 for a limitation year beginning in 2008).

(e)	Add-Backs. Section 415 compensation shall also include any elective deferral as defined in section 402(g)(3) of the Code and any amount which would have been received and includible in gross income but for an election under section 125(a), section 132(f)(4), section 402(e)(3), section 402(h)(1)(B), section 402(k) or section 457 of the Code.

(f)	Constructively Received Income. Amounts includible in federal taxable income under section 409A of the Code or section 457(f)(1)(A) of the Code and other amounts constructively received in income are §415 compensation at the time that they are so included in income. Section 415 compensation shall also include amounts includible in gross income upon making the election described in section 83(b) of the Code.

(g)	Miscellaneous. Section 415 compensation shall also include, (i) in the case of an employee who is an employee within the meaning of section 401(c)(1) of the Code and regulations promulgated under section 401(c)(1) of the Code, the employee’s earned income (as described in section 401(c)(2) of the Code and regulations promulgated under section 401(c)(2)) of the Code, plus amounts deferred at the election of the employee that would be includible in gross income but for the rules of section 402(e)(3), 402(h)(1)(B), 402(k), or 457(b) of the Code and (ii) amounts described in section 104(a)(3), 105(a), or 105(h) of the Code, but only to the extent that these amounts are includible in the gross income of the employee, and (iii) amounts paid or reimbursed by the employer for moving expenses incurred by an employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are not deductible by the employee under section 217 of the Code, and (iv) the value of a nonstatutory option (which is an option other than a statutory option as defined in §1.421-1(b)) granted to an employee by the employer, but only to the extent that the value of the option is includible in the gross income of the employee for the taxable year in which granted.

(h)	Exclusions. Notwithstanding the foregoing, §415 compensation shall not include any of the following.

(i)	Contributions (other than elective deferrals) to a plan of deferred compensation to the extent the contributions are not includible in gross income for the year the contribution is added.

(ii)	Amount realized from the exercise of a nonstatutory option or when restricted stock or other property either becomes freely transferable or is no longer subject to a substantial risk of forfeiture.

(iii)	Amounts realized from the sale, exchange or other disposition of stock acquired under a statutory stock option.

(iv)	Other amounts receiving special tax benefits such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in gross income and are not salary reduction amounts described in section 125 of the Code).

(i)	Post-Severance Pay. Notwithstanding the foregoing, §415 compensation shall not include any amounts received after an employee’s severance from employment except as follows.

(i)

Regular Pay. Regular pay (e.g., regular base pay, overtime, shift differential pay, commissions, bonuses and other similar compensation) shall be included if (A) it is paid not later than the end of the limitation year that includes the severance from employment date or, if later, two and one-half (2-1/2) months after the severance from employment date, and (B) it would have been paid if there had been no severance from employment.

(ii)	Unused Leave. Payments of unused accrued bona fide sick leave, vacation or other leave shall be included if it is paid not later than the end of the limitation year that includes the severance from employment date or, if later, two and one-half (2-1/2) months after severance from employment.

(iii)	NQDC. Payments of nonqualified unfunded deferred compensation plan shall be included if (A) it is received not later than the end of the limitation year that includes the severance from employment date or, if later, two and one-half (2-1/2) months after the severance from employment date, and (B) it would have been paid if there had been no severance from employment.

(iv)	Actual USERRA and Disability. Payments of compensation paid to employees performing qualified military service (e.g., “differential pay”) and to employees who are totally and permanently disabled shall be included if the payments do not exceed the amounts the employee would have received if employment had continued.

(v)	Imputed Disability Pay. The compensation an employee would have received for the limitation year shall be included if the following conditions are satisfied: (A) the employee is totally and permanently disabled within the meaning of section 22(e)(3) of the Code, and (B) either (x) the employee is not a highly compensated employee immediately before becoming disabled or (y) the terms of the plan provide for the continuation of contributions on behalf of all participants who are permanently and totally disabled for a fixed or determinable period, and (C) the plan provides that such amounts are taken into account for the purpose of making contributions, and (D) all contributions made with respect to such imputed compensation are nonforfeitable when made.

1.8. Welfare Benefit Fund. Welfare benefit fund means a fund as defined in section 419(e) of the Code which provides post-retirement medical benefits allocated to separate accounts for key employees as defined in section 419A(d)(3).

SECTION 2

DEFINED CONTRIBUTION LIMITATION

Notwithstanding anything to the contrary contained in the Plan Statement, there shall not be allocated to the account of any Participant under a defined contribution plan for any limitation year an amount which would cause the annual addition for such Participant to exceed the maximum permissible addition. Subject to the provisions of this Appendix, the limitations of section 415(c) of the Code (and regulations issued pursuant thereto) are incorporated by reference in this Appendix.

SECTION 3

SUSPENSION OF ANNUAL ADDITIONS

3.1. Temporary Suspension. If as of any date during a limitation year it is determined that a Participant’s annual additions that would be made then under other provisions of this Plan Statement would exceed the maximum permissible addition as of that date, the contributions and allocations to that Participant’s accounts shall be made only to the extent that they can be made without causing any such excess to occur. Therefore, the contributions and allocations to be made as of that date shall be made in the following sequence to the extent permitted.

(a)	Employer Contributions – Not Matching.

(i)	Employer contributions to defined contribution pension plans (e.g., money purchase pension plans including target benefit pension plans).

(ii)	Employer fixed (non-discretionary, non-matching) contributions to defined contribution profit sharing plans and stock bonus plans.

(iii)	Employer discretionary (non-matching) contributions to defined contribution profit sharing plans and stock bonus plans.

(b)	Employee Matched and Employer Matching Contributions.

(i)	Employee non-Roth matched elective deferrals (within the meaning of section 402(g)(3) of the Code) to defined contribution profit sharing plans and stock bonus plans.

(ii)	Employee Roth matched elective deferrals (within the meaning of section 402(g)(3) of the Code) to defined contribution profit sharing plans and stock bonus plans.

(iii)	Employee matched after-tax contributions to defined contribution profit sharing plans and stock bonus plans.

(iv)	Employer non-discretionary fixed matching contributions to defined contribution profit sharing and plans and stock bonus plans.

(v)	Employer discretionary matching contributions to defined contribution profit sharing plans and stock bonus plans.

(c)	Employee Contributions – Not Matched.

(i)	Employee non-Roth unmatched elective deferrals (within the meaning of section 402(g)(3) of the Code) to defined contribution profit sharing plans and stock bonus plans.

(ii)	Employee Roth unmatched elective deferrals (within the meaning of section 402(g)(3) of the Code) to defined contribution profit sharing plans and stock bonus plans.

(iii)	Employee unmatched after-tax contributions to defined contribution profit sharing plans and stock bonus plans.

(d)	Other.

(i)	All other contributions and allocations (but excluding forfeitures to be reallocated).

(ii)	Forfeitures to be reallocated.

3.2. Tie Breaker. If a contribution or allocation that would be in two (2) or more plans in the same priority cannot be made because of the foregoing rules, the contribution or allocation shall be made among the plans in chronological order as determined by the effective date of each plan (using the original effective date of the plan) beginning with the plan that was first established.